Exhibit 99.12

AMENDMENT

dated as of

April 17, 2014

to the

VRDP SHARES REMARKETING AGREEMENT
dated as of

June 30, 2011

between

BlackRock MuniYield Fund, Inc.

and

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Series W-7
Variable Rate Demand Preferred Shares (“VRDP Shares”)

AMENDMENT
TO THE
VRDP SHARES REMARKETING AGREEMENT

AMENDMENT TO THE VRDP SHARES REMARKETING AGREEMENT, dated as of April 17, 2014 (this “Amendment”)

BETWEEN:

(1)	BlackRock MuniYield Fund, Inc., a closed-end investment company organized as a Maryland corporation, (the “Fund”); and

(2)	Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, (the “Remarketing Agent”).

WHEREAS:

The Fund issued pursuant to its Articles Supplementary Establishing and Fixing the Rights of VRDP Shares, dated June 28, 2011, as the same may be amended (the “Articles Supplementary”) its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

In connection with the issuance of the VRDP Shares, the Fund and the Remarketing Agent entered into a VRDP Shares Remarketing Agreement, dated as of June 30, 2011 (the “Remarketing Agreement”) pursuant to which the Remarketing Agent agreed to act as agent for the Fund for the remarketing of the VRDP Shares that may be tendered for purchase from time to time and to perform certain other duties for the Fund;

The Fund has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Articles Supplementary.  The Special Rate Period will commence on April 17, 2014 and end on April 19, 2017 or such later date to which it may be extended in accordance with the terms set forth under “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period attached hereto as Exhibit A (the “Notice of Special Rate Period”).  All references in this Amendment to the “Special Rate Period” shall be to such Special Rate Period; and

The Fund and the Remarketing Agent wish to amend the Remarketing Agreement for the purpose of modifying certain of the respective rights and duties of the Fund and the Remarketing Agent under the Remarketing Agreement during the Special Rate Period.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
MODIFICATIONS TO THE REMARKETING AGREEMENT

SECTION 1.01.              Definitions.

(a)                  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Remarketing Agreement or by reference therein to other Related Documents.

SECTION 1.02.             Modifications to the Remarketing Agreement.

(a)                  The Remarketing Agent shall not be required to establish the Applicable Rate, calculate the Maximum Rate or provide any notification thereof during the Special Rate Period.

(b)                  During the period from (and including) the first day of the Special Rate Period to (but excluding) the day that is seven days prior to the end of the Special Rate Period, Section 4 of the Remarketing Agreement shall be amended by replacing the fee rate of 0.10% with a fee rate of 0.01%.

(c)                  During the period from (and including) the first day of the Special Rate Period to (but excluding) the day that is seven days prior to the end of the Special Rate Period, Section 7 of the Remarketing Agreement shall not be applicable with respect to the information required to be delivered to the Remarketing Agent.

(d)                  Except to the extent provided in the Notice of Special Rate Period, Section 2(q) of the Remarketing Agreement shall not be applicable during the Special Rate Period.

(e)                  Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender during the Special Rate Period.

(f)                  During the Special Rate Period, there shall be no Mandatory Tender Events or Mandatory Tenders or any consequences or penalties as a result of there being no Mandatory Tender Events or Mandatory Tenders.

(g)                  Notwithstanding Section 2(m) of the Remarketing Agreement, during the Special Rate Period, the Remarketing Agent shall not transfer or dispose of any VRDP Shares owned by the Remarketing Agent, except in accordance with Section 3.02 of the Amendment, dated as of April 17, 2014, to the VRDP Shares Fee Agreement, dated as of June 30, 2013, by and between the Fund and Bank of America, N.A. (the "Amendment to the Fee Agreement"), as if such Section 3.02 applied to the Remarketing Agent rather than Bank of America, N.A.

(h)                  Section 2(p) of the Remarketing Agreement shall have no effect during the Special Rate Period.

(i)                  During the Special Rate Period, whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date.  Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent.  With respect to a Rate Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the SRP Calculation Period.

(j)                  During the Special Rate Period, notwithstanding Section 5(b)(i) or Section 8(b)(i), the Remarketing Agent may not have the right to resign or terminate the Remarketing Agent as a result of the withdrawal of the VRDP Shares’ short-term preferred shares ratings by a Rating Agency, and there shall be no other consequences, penalties or notices thereof with respect to such withdrawal.

SECTION 1.03.              The Notice of Special Rate Period and Ambiguities

(a)            During the Special Rate Period, the terms and provisions of the Notice of Special Rate Period shall be deemed a part of the Articles Supplementary.

(b)            In the event of any conflict between the terms of the Notice of Special Rate Period and the terms of the Remarketing Agreement (as amended by this Amendment) or the Related Documents (as amended by any amendments thereto), the terms of the Notice of Special Rate Period shall govern.

ARTICLE II
MISCELLANEOUS

SECTION 2.01.              Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 2.02.             Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEROF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 2.03.             Waiver of Jury Trial.

THE FUND AND THE REMARKETING AGENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 2.04.             Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 2.05.             Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 2.06.             Indemnification.

During the Special Rate Period, references to this “Agreement” and “hereunder” in Section 9 of the Remarketing Agreement shall mean the Remarketing Agreement, as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD FUND, INC.

By:	/s/ Robert W. Crothers
Name: Robert W. Crothers
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James Nacos
Name: James Nacos
Title: Authorized Signatory

Signature Page to the Amendment to the MYD Remarketing Agreement

EXHIBIT A

NOTICE OF SPECIAL RATE PERIOD

[On File]